                                             AMENDMENT NO. 4 TO WHOLESALE SALES AGREEMENT

         Amendment No. 4 dated as of November 20, 2001 (the "Amendment") by and between New England Power Company, a Massachusetts corporation ("NEP") and Constellation Power Source, Inc., a Delaware corporation ("CPS" or "Buyer") to the Wholesale Sales Agreement,
dated as of August 5, 1997 and amended as of September 25, 1997, September 1, 1998 and December 23, 1999, by and among NEP and CPS
(as assignee of USGen New England, Inc.) (the "Wholesale Sales Agreement").  NEP and CPS may be referred to herein individually as a
"Party" or together as the "Parties."

                                                               RECITALS

         WHEREAS, CPS has participated in an auction process concerning certain transactions related to the Vermont Yankee nuclear power station (the "Vermont Yankee Unit") and the Seabrook nuclear power station (the "Seabrook Unit 1") and the respective output and capacity thereof,

         WHEREAS, NEP has selected CPS as a winning bidder in such auction process, and

         WHEREAS, NEP and CPS, as Parties to the Wholesale Sales Agreement, desire to further amend the Wholesale Sales Agreement in certain respects to reflect the relevant agreements made between the Parties regarding such output and capacity.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Definitions.      All capitalized terms have the meaning set forth herein, and if not defined herein, shall have the meaning set forth in the Wholesale Sales Agreement.

2.       Amendment Effective Date.  This Amendment shall be effective upon execution and shall be binding upon the Parties, their successors and assigns upon execution and thereafter ("Amendment Effective Date").

3.       Amendment to Section 5.1 of the Wholesale Sales Agreement.  Effective as of December 1, 2001 (the "Price Amendment Date"),
         Section 5.1 of the Wholesale Sales Agreement shall be deleted in its entirety and replaced with the following:

         5.1      Price

         (a)      With respect to the Vermont Yankee Unit, for each month during any Contract Period that kW or kWh are sold and delivered under this Agreement, Buyer shall pay NEP the lesser of:  (1) NEP's actual operational costs for the
                  Vermont Yankee Unit for such month (but not including any Vermont Yankee Unit Monthly Variable Payments, as defined below) or (2) two million seven hundred fifty thousand dollars ($2,750,000.00) (the "Vermont Yankee Unit Monthly
                  Fixed Payment").  In addition, Buyer shall reimburse NEP for its actual cost of fuel consumed by the Vermont Yankee
                  Unit for such month, which shall consist only of NEP's uranium costs, enrichment costs and United States Department of Energy ("DOE") waste disposal funding costs (the "Vermont Yankee Unit Monthly Variable Payment").  Such Vermont
                  Yankee Unit Monthly Variable Payments shall be calculated on a dollar per MWh (or cents per kWh, as the case may be)
                  basis and shall be based upon actual power production of the Vermont Yankee Unit for such month and shall assume sequential consumption of oldest priced fuel inventory first.  NEP hereby agrees to submit detailed invoices of all such costs which are the subject of this Section 5.1(a), together with all documentation (including but not limited to all third-party documentation) necessary for Buyer to verify such invoices, to Buyer each month pursuant to the provisions of Section 5.2 hereof.

         (b)      With respect to the Seabrook Unit 1, for each month during any Contract Period that kW or kWh are sold and delivered under this Agreement, Buyer shall pay NEP the lesser of:  (1) NEP's actual total operational costs for the Seabrook
                  Unit 1 for such month (but not including any Seabrook Unit 1 Monthly Variable Payments, as defined below) or (2) one million four hundred sixty thousand dollars ($1,460,000.00) (the "Cost Cap"); provided, however, that such Cost Cap may be increased by forty eight thousand six hundred sixty seven thousand dollars ($48,667.00) per day for no more than one (1) consecutive thirty (30) day period in each calendar year in which a refueling outage of the Seabrook
                  Unit 1 shall occur (the "Seabrook Unit 1 Monthly Fixed Payment").  In addition, Buyer shall reimburse NEP for its actual cost of fuel consumed by the Seabrook Unit 1 for such month, which shall consist only of NEP's uranium costs, enrichment costs and DOE waste disposal funding costs (the "Seabrook Unit 1 Monthly Variable Payment").  Such
                  Seabrook Unit 1 Monthly Variable Payments shall be calculated on a dollar per MWh (or cents per kWh, as the case may
                  be) basis and shall be based upon actual power production of the Seabrook Unit 1 for such month and shall assume sequential consumption of oldest priced fuel inventory first.  NEP hereby agrees to submit detailed invoices of all such costs which are the subject of this Section 5.1(a), together with all documentation (including but not limited to all third-party documentation) necessary for Buyer to verify such invoices, to Buyer each month pursuant to the provisions of Section 5.2 hereof.

4.       Addition of new ARTICLE 22 to the Wholesale Sales Agreement.  Effective as of the Amendment Effective Date, the Wholesale
         Sales Agreement shall be amended by the addition of the following new ARTICLE 22:

                                              ARTICLE 22. RECORD RETENTION AND AUDIT RIGHTS

         22.1     Record Retention.  The Parties shall keep (or as necessary cause to be kept by their respective agents) for a period of at least two (2) years such records as may be needed to afford a clear history of all deliveries of Wholesale
                  Nuclear Entitlements and billing and payment related thereto pursuant to this Agreement.  In addition, NEP shall keep (or as necessary cause to be kept by their respective agents) for a period of at least two (2) years such records as may be needed to afford a clear history of all costs incurred by or imposed upon NEP related to the operation and maintenance of the nuclear power stations which are the subject of the Nuclear Interests.  For any maters in dispute, the Parties shall keep the records related to such matters until the dispute is ended.  In maintaining or causing to be maintained such records, the Parties shall effect such segregation and allocation as may be needed to properly bill delivery of Wholesale Nuclear Entitlements and any other costs pursuant to this
                  Agreement.

         22.2     Audit.  Each Party or any third party representative of a Party shall have the right, at its sole expense, to examine the records of the other Party relating to this Agreement during normal business hours upon reasonable notice.  Any information gathered during such examination shall be kept confidential by the discovering Party and/or its third party representative party unless and to the extent such Party is required to disclose such information by action of a court or other government authority or only to those of its employees, consultants, authorized representative, and attorneys having a "need to know" such information to carry out their functions in connection with this Agreement and have agreed to keep such information confidential.

5.       Amendment to Definition of "Nuclear Interests" in Article 2 of the Wholesale Sales Agreement.  Effective as of the Amendment
         Effective Date, Article 2 of the Wholesale Sales Agreement shall be amended by replacing the definition of "Nuclear
         Interests" with the following:

         Nuclear Interests - NEP's interests as a joint owner in Seabrook Unit 1 and as a purchaser under power contracts with
         Vermont Yankee Nuclear Power Corporation and Maine Yankee Atomic Power Company, including but not limited to NEP's interests as a successor in interest under any such power contracts entered into by an entity formerly known as Montaup Electric
         Company, which has since been purchased by NEP's parent company and merged into NEP.

6.       Amendment to Definition of Wholesale Nuclear Entitlement in Article 2 of the Wholesale Sales Agreement.  Effective as of the
         Amendment Effective Date, Article 2 of the Wholesale Sales Agreement shall be amended by adding the following sentence to the definition of Wholesale Nuclear Entitlement:

         "Wholesale Nuclear Entitlement shall also exclude electric energy, capacity and any other associated electric product committed to NEP's and Montaup's so-called Vermont Yankee "secondary purchasers" under a purchase contract between NEP,
         Montaup and other sellers and certain municipal and cooperative utilities, dated as of 1971, as amended on June 1, 1972.

7.       Payments to CPS.  On or before December 1, 2001, NEP shall pay CPS one million seven hundred fifty thousand dollars
         ($1,750,000.00) in consideration for the aforementioned pricing structure and other changes to the Wholesale Sales
         Agreement, as reflected in paragraphs 3, 4 and 5 hereof.

8.       FERC Filing.  In accordance with its market-based rates tariff, NEP shall file this Amendment with FERC within thirty (30)
         days after the Price Amendment Date.

9.       Continuation of the Wholesale Sales Agreement.  Except as hereby expressly amended, waived or terminated, the rights, obligations, terms, conditions, covenants, and agreements contained in the Wholesale Sales Agreement shall continue in full force and effect throughout the term thereof.

         IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representative to execute this Amendment on their behalf as of the date first above written.

 NEW ENGLAND POWER COMPANY
 By: /s/ Terry L. Schwennesen
 Name:  Terry L. Schwennesen
 Title:  Vice President

 CONSTELLATION POWER SOURCE, INC.
 By: /s/Thomas V. Brooks
 Name:  Thomas V. Brooks
 Title:  President